UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 21, 2010

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2. FINANCIAL INFORMATION.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On October 13, 2010, LeapFrog Enterprises, Inc. (the “Company”) began drawing on its $75.0 million asset-based revolving credit facility (the “Credit Facility”) governed by the Amended and Restated Loan and Security Agreement, dated as of August 13, 2009 (as amended, the “Loan Agreement”), by and among the Company, certain financial institutions, and Bank of America, N.A. The Loan Agreement was filed as Exhibit 10.02 to the Company’s Quarterly Report on Form 10-Q on November 3, 2009. For a summary of the material terms of the Loan Agreement, including payment and acceleration provisions and covenants, which are incorporated into this Item 2.03 by reference, see the Company’s Quarterly Report on Form 10-Q filed on November 3, 2009.

The Company drew $10.0 million on October 13, 2010 and $10.0 million on October 21, 2010 at an annual interest rate of 4.38% for each draw. Over the next several weeks, the Company intends to draw up to an additional $15.0 million. The proceeds will be used to fund working capital needs. Cash flow used in operations tends to be highest in the third quarter, as collections from prior accounts receivable taper off and the Company invests heavily in inventory in preparation for the fourth quarter holiday season. Cash flow generally turns positive again in the fourth quarter as the Company starts to collect on holiday season accounts receivable. The Company anticipates repaying all draws prior to December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

Date: October 25, 2010	By:	/S/ MARK A. ETNYRE Mark A. Etnyre Chief Financial Officer